Mass Megawatts Wind Power, Inc. (OTC bulletin Board: MMGW) reports results for the second fiscal quarter ended October 31,2006.


WORCESTER, MA., December 11,2006 /PRNewswire-FirstCall/ -- Mass Megawatts Wind Power, Inc. (OTC Bulletin Board: MMGW) reports a net loss of two cents per share or $77,052 in the fiscal quarter ended October 31, 2006. In the second quarter of the previous year, there was a net loss of five cents per share or $97,419.

In the last few months, Mass Megawatts (www.massmegawatts.com) was executing its
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initial sales.  It is important step toward helping the company in the high volume production of its units in the future.

Mass Megawatts anticipates the cost reduction of producing wind power with 40% less cost than traditional wind power plants using several innovations. Some of the wind energy production improvements use less material and a reduction of custom made parts in comparison with other wind power plants.

In the past five years, the wind industry achieved a growth rate of more than 25 percent per year. In 2005, more than $9 billion was invested in new wind power plants worldwide.

For more information, the web site is www.massmegawatts.com and the company can be reached at the phone number of (508) 751-5432.

This press release contains forward-looking statements that could be affected by risks and uncertainties, including but not limited to Mass Megawatts Wind Power, Inc. ability to produce a cost-effective wind energy conversion device. Among the factors that could cause actual events to differ materially from those indicated herein are: the failure of Mass Megawatts Wind Power, Inc. to achieve or maintain necessary zoning approvals with respect to the location of its MAT power developments; the ability to remain competitive; to finance the marketing and sales of its electricity; general economic conditions; and other risk factors detailed in periodic reports filed by Mass Megawatts Wind Power, Inc.

Contact:

Jon Ricker (508) 751-5432
JonRicker@massmegawatts.com

www.massmegawatts.com